Exhibit 23.3
CONSENT OF SRK (US) CONSULTING, INC.
     We hereby consent to the use by Molycorp, Inc. in connection with its Registration Statement on Form S-1 (Registration No. 333-174458) and related prospectus, and any amendments and supplements thereto (the “Registration Statement”), of our report dated April 28, 2010, as supplemented by (i) our alternative technical economic model dated July 2, 2010 and (ii) our alternative technical economic model dated November 8, 2010, and all information derived from such report. We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading “Experts.”

Date:	June 6, 2011	SRK CONSULTING (US), INC.

/s/ Terry Braun

		Name:	Terry Braun, P.E.
		Title:	Vice President, Practice Leader